April 28, 2004


IDS Life Variable Annuity Fund A
     (Individual and Employer)
70100 AXP Financial Center
Minneapolis, Minnesota  55474

Re:      Registration Statement on Form N-1
         Post-Effective Amendment No 69
         File No: 2-29081/811-1653

Ladies and Gentlemen:

I am familiar with the establishment of IDS Life Variable Annuity Fund A ("Account") which is a separate account of IDS Life Insurance Company ("Company") established by the Company's Board of Directors according to applicable insurance law. I also am familiar with the above-referenced Registration Statement filed on behalf of the Account with the Securities and Exchange Commission.

I have made such examination of law and examined such documents and records as in my judgment are necessary and appropriate to enable me to give the following opinion:

1. The Account is a validly created and existing separate account of the Company and is duly authorized to issue the securities registered.

2. The contracts issued by the Company, when offered and sold in accordance with the prospectus contained in the Registration Statement and in compliance with applicable law, will be legally issued and represent binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,




/s/ Mary Ellyn Minenko
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    Mary Ellyn Minenko
    Counsel